Exhibit 10.13

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of September 26, 2016 by and among NESCO Holdings, LP, a Delaware limited partnership (“Parent”), NESCO, LLC, an Indiana limited liability company (the “Company”), and Bruce J. Heinemann (“Executive”).

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer (“CFO”) and Executive desires to accept such employment upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Companies and Executive, intending to be legally bound, hereby agree as follows

1. Position, Duties, and Responsibilities.

(a) As of October 10, 2016, Executive shall be employed by the Company as CFO with such customary responsibilities, duties, and authority that are consistent with past practices and such other duties that may be reasonably assigned from time to time by the Company’s Chief Executive Officer (the “CEO”). Executive, in carrying out his responsibilities, duties and authority under this Agreement, will report directly to the CEO. Executive will be based in Fort Wayne, IN.

(b) During the Term (as defined below), Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, and shall use his best efforts, skills, and abilities to promote its interests. Executive agrees to observe and comply with the rules and policies of the Company as adopted from time to time, including any rules and policies that relate to Executive’s post-termination obligations to the Company. During the Term, it shall not be a violation of this Agreement for Executive to (i) with the prior approval of the CEO, serve on industry trade, civic, charitable or for-profit corporate hoards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder.

2. At-Will Employment: Executive’s Representations.

(a) Subject to Section 4, the Company and Executive acknowledge that Executive’s employment hereunder is and shall continue to be at-will (as defined under applicable law), and may be terminated at any time, with or without Cause (as defined below), at the option of either the Company or Executive. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as specifically provided in Section 4 of this Agreement or under a Related Agreement (as defined below). No provision of this Agreement shall be construed as conferring upon Executive a right to continue as an employee of the Company. On the date on which Executive’s employment with the Company terminates, for whatever reason, unless specifically otherwise agreed in writing between Executive and the Company, Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with the Company. The period of Executive’s employment under this Agreement is referred to herein as the “Term.”

(b) Executive hereby represents to Parent and the Company that the execution and delivery of this Agreement by Executive, Parent, and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other written or oral agreement(s) or policies to which Executive is a party or otherwise bound, or that may restrict or adversely impact Executive’s ability to enter into this Agreement and/or perform Executive’s duties hereunder.

3. Compensation and Benefits. Executive will be eligible to receive the following compensation and benefits during the Term:

(a) Annual Base Salary. In consideration of the services to be rendered by Executive under this Agreement, the Company will pay Executive an annual salary of $310,000.00 (as adjusted herein, the “Salary”), less all applicable local, state, and federal taxes, and other withholdings and deductions required by law or authorized by Executive, which shall be payable at the times and in the installments consistent with the Company’s existing payroll practices. The Salary shall be reviewed from time to time, but no less frequently than annually, by the CEO for purposes of potential increase. Any such increase shall be determined in the sole discretion of the CEO.

(b) Annual Bonus. For each calendar year occurring during the Term, Executive will be eligible for an annual cash bonus with respect to the year of employment completed as of such date of up to fifty (50) percent (“Bonus Target”) of Executive’s then applicable Salary (“Bonus”) as determined in the sole discretion of the Company and based upon the achievement of performance metrics established by the CEO (as defined in the operating agreement of Parent) of Parent (the “Board”) within the first three months of each calendar year during the Term and such other factors as may be determined in the CEO and Board’s discretion. Any Bonus earned by Executive as determined by the Board in its discretion, which may be higher or lower than the Bonus Target, shall be paid to Executive as soon as reasonably practicable following the end of the applicable calendar year, but in no event later than the last day to qualify such Bonus as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4) and no later than March 15th of the following calendar year. The Bonus, for 2016, shall be prorated based on the Effective Date of this Agreement and shall not be less than 50% of salary paid during the year. In addition, in recognition of forfeiture of bonus accrued at your prior employer, the Company will pay a signing bonus in the amount of $60,000 within thirty days of your employment start date. Should you voluntarily end your employment with the Company without good reason within one year of inception of employment, you will reimburse the Company for this signing bonus.

(c) Equity Participation. Executive shall be entitled to the grant of certain equity interests from the Company and/or its affiliates pursuant to the NESCO Holdings, LP Executive Profits Interest Incentive Plan, as amended from time to time (the “Plan”) and in accordance with the terms of the Class B Profits Interest Unit Award Agreement, a form of which is attached hereto as Exhibit A (the “Award Agreement”).

(d) Benefits. The Company and Executive acknowledge and agree that during the Term, Executive shall be entitled to participate in certain employee benefits plans, programs and arrangements, as offered by the Company to similarly-situated senior executives of the Company. These employee benefits shall be governed by the applicable documents, which are subject to change.

(e) Paid Time Off. During the Term, Executive will be entitled to twenty (20) work days of paid time off each calendar year. PTO must be scheduled with sufficient advance notice to take into account the Company’s business needs. Executive will also be entitled to paid holidays in accordance with the Company’s holiday policy.

(f) Business Expenses. During the Term, Executive shall be reimbursed for all reasonable, ordinary, and necessary expenses incurred for business activities on behalf of the Company by Executive in the performance of his duties. All reimbursable expenses must be appropriately documented in reasonable detail by Executive and submitted in accordance with the travel and business expense reimbursement policy of the Company in effect at that time.

(g) Relocation. During the period of relocation to Fort Wayne, the Company will reimburse you for expenses for travel to, and temporary accommodations in Fort Wayne. This period of relocation transition is not expected to end prior to the calendar year end 2016. To help facilitate your relocation, the Company will provide a one-time payment of $50,000 immediately prior to your move. Should you voluntarily end your employment with the Company within one year of inception of employment, you will reimburse the Company without good reason for this relocation payment.

4. Termination of Employment.

(a) Termination Due to Death or Disability. Executive’s employment will terminate upon his death or Disability. For purposes of this Agreement, “Disability” shall refer to Executive’s physical or mental disability preventing him from carrying out substantially all of his duties under this Agreement for a period of six consecutive months (or 25 weeks in any 12-month period). If Executive and the Company disagree as to the existence of a Disability, the dispute shall be resolved by an independent medical doctor selected by Executive and acceptable to the Company, such acceptance not to be unreasonably withheld.

(b) Involuntary Termination for Cause. Executive’s employment hereunder may be terminated immediately by the Company, at any time, for Cause by written notice. Cause shall have the meaning set forth in the Award Agreement. Notwithstanding the foregoing, no termination of employment shall be considered a termination for Cause unless (x) a resolution was adopted by the Board in good faith specifying in detail the failure, breach or violation deemed to constitute Cause, (y) Executive received written notice of such Board action and had a reasonable opportunity to consult with counsel and meet with the Board regarding its determination, and (z) Executive failed to remedy the alleged failure, breach or violation, to the extent such failure, breach or violation can be remedied, within thirty (30) days after receiving such written notice.

(c) Termination Without Cause. The Company may terminate Executive’s employment and this Agreement without Cause at any time by providing written notice to Executive.

(d) Resignation from the Company without Good Reason. Executive may resign his employment with the Company and terminate this Agreement at any time without Good Reason by providing sixty (60) days’ written notice to the Company.

(e) Resignation from the Company for Good Reason. Executive may terminate his employment and this Agreement for Good Reason by written notice to the Company setting forth the details regarding the events which Executive asserts constitute “Good Reason” (a “Notice of Good Reason”). “Good Reason” shall mean shall mean any of the following events: (i) a reduction in Executive’s Salary or a material reduction in Target Bonus opportunity (as a percentage of Salary), other than a reduction of less than 10% of total cash compensation opportunity made as part of an across-the-board reduction of cash compensation of all similarly situated senior executives; (ii) a material and sustained diminution in Executive’s authority and duties in the aggregate to a level that is inappropriate for Executive’s title or position; (iii) a relocation of Executive’s principal place of employment by more than 50 miles; (iv) any breach by the Company of a material obligation under this Agreement; or (v) any failure of a third party purchaser of all or substantially all of the assets of the Company to expressly assume the Company’s obligations under this Agreement; provided that any event described in clauses (i) through (v) shall not constitute “Good Reason” unless the Company fails to cure or cause to be cured such event within 30 days after receipt from Executive of Notice of Good Reason; and provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s actual knowledge thereof, unless Executive has delivered a Notice of Good Reason prior to such date.

(f) Benefits upon Termination.

i. Accrued Payments. Upon termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive a lump sum payment equal to Executive’s earned but unpaid Salary through the date of termination, any Bonus if declared or earned but not yet paid for a completed calendar year, any expenses owed to Executive, any accrued PTO owed to Executive, and any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

ii. Severance Payments. In addition to the amounts payable under Section 4(f)M, in the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, subject to (x) Executive’s executing, and not subsequently revoking, a general release of all claims arising under this Agreement or otherwise related to Executive’s employment by the Company in substantially the form attached hereto as Exhibit B (a “Release”) in accordance with Section 16(d), and (y) Executive’s continued compliance with the Restrictive Covenant Agreement (as defined in Section 5), the Company shall (A) continue to pay, in accordance with its normal payroll practices, Executive’s Salary for the period beginning on the date of termination of Executive’s employment (the “Date of Termination”) and ending on the 12 -month anniversary of the Date of Termination (the “Severance Period”) and (B) during the Severance Period, pay Executive a monthly cash amount, less taxes and withholdings, equal to the premium costs incurred by Executive (and Executive’s spouse and dependents, where applicable) to obtain COBRA coverage pursuant to one of the group health plans sponsored by Company (collectively, the “Severance Benefits”).

iii. Timing of Payments. Notwithstanding the foregoing: (A) any portion of the Severance Benefits that would be deemed to be deferred compensation under Section 409A of the Code (as defined below) that would otherwise have been paid to Executive or reimbursed before the First Payment Date (as defined in Section 16(d)) shall be made on the First Payment Date; (B) Executive shall not be entitled to any Severance Benefits until Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h); and (C) each payment of Severance Benefits is intended to constitute a separate payment from each other payment of Severance Benefits for purposes of Treasury Regulation Section 1.409A-2(b)(2).

iv. Executive shall have no duty to mitigate the amount of any payment provided for hereunder by seeking other employment, and any income earned by Executive from other employment or self-employment shall not be offset against any obligations of the Company to Executive hereunder.

5. Restrictive Covenants. Executive acknowledges and agrees, as consideration for entering into this Agreement, that Executive is subject to the restrictive covenants set forth in the Restrictive Covenant Agreement attached hereto as Exhibit C (the “Restrictive Covenant Agreement”).

6. Insurance. During the Term, and at all times thereafter, the Company will provide Executive with directors’ and officers’ insurance liability coverage to cover any claims arising from her past, present or future activities on behalf of the Company or its affiliates, in the same manner as such insurance is provided to other similarly-situated officers or directors of the Company.

7. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested, or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:

NESCO, LLC
c/o Energy Capital Partners
51 John F. Kennedy Parkway, Suite 200
Short Hills, NJ 07078
Attention: General Counsel

WITH A COPY TO:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Brian D. Robbins
E-mail: brobbins@stblaw.com

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

8. Successors and Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Parent and the Company and any of their respective successors, including, without limitation, any purchaser of all or substantially all of the assets of Parent or the Company. The Severance Benefits to which Executive may become entitled pursuant to Section 4(0 of this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees. Executive agrees that his obligations under this Agreement are personal in nature and, without the consent of the Company, he may not assign, transfer, or delegate this Agreement or any rights or obligations hereunder or incorporated herein, provided, however, upon Executive’s death, Executive may assign his rights hereunder to Executive’s estate or heirs.

9. Complete and Final Agreement. Executive agrees that this Agreement, the Award Agreement, the Restrictive Covenant Agreement, and all other agreements referred to herein or therein (collectively, the “Related Agreements”) reflect the complete agreement between the Company and Executive, and that there are no written or oral understandings, promises or agreements related to this Agreement that have been made to him except those contained herein. The Related Agreements constitute the complete and final agreement by and between the Company and Executive, and supersede any and all prior and contemporaneous negotiations, representations, understandings, and agreements between the Company and Executive relating to the matters herein, including, without limitation, any term sheets and the Prior Agreement. The Company and Executive further intend that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of the Related Agreements.

10. Construction / Counsel. This Agreement shall be deemed drafted equally by all parties. Its language shall be construed as a whole and according to its fair meaning, with no presumption that any language shall be construed against any party. Paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it. Executive acknowledges that he has had adequate opportunity to consult with legal or other counsel of his choosing prior to execution of this Agreement.

11. Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the State of Indiana, without regard to conflict of law principles.

12. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties’ post-termination obligations and the parties’ other respective rights, including, without limitation, the provisions of Sections 4 and 5 hereof shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

13. Waiver. No provision of this Agreement may be modified, waived, or discharged unless each of the Company and Executive agrees to such modification, waiver, or discharge in writing. No waiver by the Company or Executive pursuant to this Section 13 of a breach of any condition or provision of this Agreement, or compliance therewith, shall be deemed a waiver of any breach of similar or dissimilar provisions or conditions, or compliance therewith, at the same or at any prior or subsequent time.

14. Mediation and Arbitration. Any dispute that may arise between the Company and Executive in reference to this Agreement or any Related Agreement, or the interpretation, application or construction thereof, and any matter, without limitation, arising out of Executive’s employment with the Company, shall be submitted to mediation using a mediator or mediators and procedures that are mutually acceptable to Executive and the Company. If mediation is not successful, the dispute shall be settled exclusively by arbitration, conducted before three arbitrators in Fort Wayne-Allen County, Indiana in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company or Executive shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 4 and 5 of this Agreement, and Executive and the Company hereby consent that such restraining order or injunction may be granted without requiring the other party to post a bond. Only individuals who are on the AAA register of arbitrators may be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator(s) shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrators shall be valid, binding, final and non-appealable; provided, however, that the Company and Executive agree that the arbitrator shall not be empowered to award punitive damages against any party. The arbitrator or mediator, as the case may be, shall require the non-prevailing party to pay the arbitrator’s or mediator’s full fees and expenses or, if in the arbitrator’s or mediator’s opinion there is no prevailing party, the arbitrator’s or mediator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 14, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties to the extent determined to be appropriate by the arbitrator or the mediator, acting in its sole discretion.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

16. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if as of the Date of Termination, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as determined by the Company in accordance with Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance thereunder (collectively, “Section 409A”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A), whereupon the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

(b) Additionally, in the event that following the date hereof the parties determine that any payments or benefits payable under this Agreement or otherwise may be subject to penalties or taxes under Section 409A, upon Executive’s request, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the payments and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the payments and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A.

(c) Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

(d) Notwithstanding anything to the contrary in this Agreement, to the extent that any payments under Section 4 of this Agreement are subject to Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to Executive within seven (7) days following the Date of Termination, provided that if the Company does not deliver a Release prior to the expiration of such seven (7) day period, the form of Release attached hereto as Exhibit A shall be deemed delivered to the Executive as of the last day of such seven (7) day period, (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes her acceptance of the Release thereafter, Executive shall not be entitled to the payments otherwise conditioned on the Release, and (iii) in any case where the Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) required to be made to Executive that are conditioned on the Release shall be made in the later taxable year. For purposes of this Section 16(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments due under this Agreement are delayed pursuant to this Section 16(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 16(d)(iii), on the first payroll period to occur in the subsequent taxable year, if later (either such date, the “First Payment Date”). The Company shall consult with Executive in good faith regarding the implementation of the provisions of Section 4(f)(iii) and this Section 16, provided, that neither the Company nor any of its affiliates, nor any of their respective employees, directors, officers, or representatives shall have any liability to Executive with respect thereto.

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IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

NESCO HOLDINGS, LP

/s/ Rahman D’Argenio
Name:	Rahman D’Argenio
Position:	President and Treasurer

Date: September 26, 2014

NESCO, LLC

/s/ Lee Jacobson
Name:	Lee Jacobson
Position:	President, Chief Executive Officer
and Assistant Secretary

Date: September 26, 2014

EXECUTIVE

/s/ Bruce J. Heinemann
Name:	Bruce J. Heinemann
Address:	2532 Nabal St.
Escondido, CA 92925

Date signed by Executive: September 26, 2014

[Signature Page to Employment Agreement]